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EXHIBIT 26.2

                       ORANGE AND ROCKLAND UTILITIES, INC.



                                 NOTICE OF SALE



                                   $45,000,000


                     ______% DEBENTURES DUE 2029 (SERIES G)


         Orange and Rockland Utilities, Inc. (the "Company") hereby invites bids, subject to the Statement of Terms and Conditions Relating to Bids (the "Statement of Terms and Conditions"), for the purchase from it of $45,000,000
aggregate principal amount of its   % Debentures Due 2029 (Series G) (the
"Debentures").

         1.       BIDS FOR DEBENTURES

         Bids will be received from single bidders or groups of bidders (the "Bidders") by fax by the Company at the offices of Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza New York, NY 10004-1490 (Fax: 212-858-1500),
Attention: Michael F. Cusick up to 11:00 A.M., New York Time on [           ],
1999 (or such later time or date as may be fixed as provided in the Statement of Terms and Conditions). In the case of a bid by a group of Bidders, the members of the group shall act through a duly authorized representative or representatives (the "Representative"). Bids will be considered only if made in accordance with and subject to the terms and conditions set forth in the Statement of Terms and Conditions.

         2.       THE DEBENTURES

         The Debentures will be issued under an Indenture, dated as of March 1, 1990 between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by four supplemental indentures, and by a fifth supplemental indenture, to be dated as of March 1, 1999 (the "Indenture"). The Debentures will be issuable in book-entry form through the facilities of The Depository Trust Company ("DTC") in denominations of $1,000 or any amount in excess thereof which is an integral multiple of $1,000. Interest on the Debentures will be at a single interest rate and will be payable semi-annually on March 1 and September 1 in each year, commencing September 1, 1999. All payments on the Debentures will be made through the facilities of DTC as described in the prospectus, dated
   , 1999, relating to the Debentures (the "Bidding Prospectus"). The general redemption prices of the Debentures shall be 100% of their principal amount plus a premium equal to the interest rate per annum borne by the Debentures, reduced for each twelve month period subsequent to the first anniversary of the date the Debentures are issued, by an amount equal to one twenty-ninth of the interest rate per annum borne by the Debentures for each successive twelve month period (rounded to the nearest eight decimal places) in each case with accrued interest to the date fixed for redemption; provided, however, that none of the Debentures shall be redeemed prior to March 1, 2009, and, provided, further that in the thirtieth year the redemption price will be 100% of the principal amount without any premium.
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         3.       LEGAL MATTERS

         Thelen Reid & Priest LLP has been selected to act as counsel for the Bidders and will deliver an opinion to the successful Bidder or Bidders (the "Purchasers"). Winthrop, Stimson, Putnam & Roberts and G. D. Caliendo, Senior Vice President, General Counsel and Secretary of the Company, will also deliver opinions to the Purchasers. The forms or content of such opinions are attached to the Terms of Purchase as Exhibits C, B and A thereto, respectively.

         The fees and disbursements of counsel for the Bidders are to be paid by the Purchaser, except as otherwise provided in the Terms of Purchase, which together with the bid constitutes the Purchase Agreement. Any prospective Bidder and the Representative of any group of prospective Bidders may obtain advice from counsel for the Bidders as to the amount of their fees and the estimated amount of their disbursements.

         4.       TERMS AND CONDITIONS RELATING TO BIDS

         Copies of the Statement of Terms and Conditions, the Form of Bid, the Terms of Purchase, the Bidding Prospectus and certain other documents may be obtained from Winthrop, Stimson, Putnam & Roberts, One Battery Park Plaza, New York, New York 10004-1490, Attention: Michael F. Cusick, Esq., telephone (212) 858-1238.

         5.       DUE DILIGENCE CONFERENCE CALL

         Company officers and counsel and counsel for the Bidders will conduct a due diligence conference call during which they will also review with prospective purchasers the Bidding Prospectus and the Statement of Terms and Conditions. Any prospective Bidder wishing to participate in the conference call may do so by contacting Michael F. Cusick, Esq. of Winthrop, Stimson, Putnam & Roberts at One Battery Park Plaza, New York, New York 10004-1490, telephone
(212) 858-1238, before 10:00 A.M., New York Time on [ ], 1999. Telephonic notice to such prospective Bidders of the time of such conference call will be given by the Company no later than the business day preceding the date of such call.

                                             ORANGE AND ROCKLAND UTILITIES, INC.

Dated:  [                    ], 1999


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